EXHIBIT 99.1

N E W S R E L E A SE

For Immediate Release	One American Row
PO Box 5056
Hartford CT 06102-5056
www.phoenixwm.com

Contacts:
Media Relations Alice S. Ericson, 860-403-5946 alice.ericson@phoenixwm.com	Investor Relations Naomi Baline Kleinman, 860-403-7100 pnx.ir@phoenixwm.com

Phoenix Reduces its Board from 15 to 11

Hartford, Conn., Nov. 9, 2009 – The Phoenix Companies, Inc. (NYSE:PNX) today announced that it has reduced the size of its Board of Directors. As a result, four Phoenix board members stepped down voluntarily, effective at end of business on November 6, bringing the number of directors to 11 from 15.

Phoenix took this action to reflect its smaller size after the spin-off of its asset management business, Virtus Investment Partners, Inc. (NASDAQ:VRTS), and the impact of recent New York insurance legislation on its principal insurance subsidiary, The Phoenix Life Insurance Company. Historically, the same members have served on both the Phoenix and Phoenix Life boards.  Phoenix Life amended its charter to reduce its minimum board size from 13 to 7.

“The change to our board’s size is a natural extension of our drive to lower expenses in all areas as much as to maintain alignment between the Phoenix and Phoenix Life boards after the change in New York state insurance law,” said Thomas S. Johnson, chairman of the board, The Phoenix Companies, Inc., and retired chairman and chief executive officer, GreenPoint Financial Corporation. “We will miss the four directors who are leaving and appreciate their outstanding contributions to the company during particularly challenging times.”

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The Phoenix Companies … 2

The four directors who are leaving are:

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Sal H. Alfiero, former chairman and chief executive officer, Protective Industries, LLC;

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Jean S. Blackwell, Esq., executive vice president of Corporate Responsibility, Cummins Inc.;

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Peter C. Browning, former Dean, The McColl Graduate School of Business, Queens University of Charlotte; and

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John E. Haire, chairman and chief executive officer of Parade Publications.

As a result of these retirements, the board appointed Arthur F. Weinbach as the chairman of the Audit Committee and one of the board’s financial experts, and Sanford Cloud, Jr. as the chairman of the Compensation Committee. As committee chairs, Mr. Weinbach and Mr. Cloud also become members of the Executive Committee.

ABOUT PHOENIX

Dating to 1851, The Phoenix Companies, Inc. (NYSE:PNX) provides financial solutions using life insurance and annuities, with particular expertise in the high-net-worth and affluent market. In 2008, Phoenix had annual revenues of $2.0 billion and total assets of $25.8 billion. Phoenix is headquartered in Hartford, Connecticut, and Phoenix Life Insurance Company is domiciled in and regulated by the State of New York. For more information, visit www.phoenixwm.com.

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